Exhibit 99.1

Kellogg Company
Financial News Release

Analyst Contact:
John Renwick, CFA (269) 961-9050
Jamie Duies, CFA (269) 961-2486

Media Contact:
Kris Bahner (269) 961-3799

Kellogg Company Reports Better-Than-Expected First Quarter 2020 Results, Affirms Financial Outlook
BATTLE CREEK, Mich. - April 30, 2020 - Kellogg Company (NYSE: K) today announced first-quarter 2020 results and affirmed its full-year financial guidance.
Highlights:

•
During the global COVID-19 pandemic and unprecedented operating environment, Kellogg's priorities have been ensuring our employees' health and safety, supplying food to the marketplace, and aiding our communities.

•	The Company's Deploy for Growth strategy continues to drive business momentum.

•	Globally, demand for the Company's products increased significantly in March, as consumers around the world stocked up on packaged foods amidst stay-at-home mandates.

•	The Company affirmed its full-year financial guidance, with a shift in sales and earnings toward the first half of the year.

"We are truly living and working in a time unlike any other, and our hearts and thoughts go out to families around the world that have been affected by the global COVID-19 pandemic," said Steve Cahillane, Kellogg Company’s Chairman and Chief Executive Officer. "I'm extremely proud of how our organization has risen to the challenge of keeping our employees safe, supplying much-needed food to the marketplace, and giving back to our communities in a time of need. I want to recognize and thank our colleagues around the world who have shown their dedication, courage, and agility in these efforts."
Mr. Cahillane added, "Our Deploy For Growth strategy has continued to improve the underlying performance of our business, and our financial condition is solid as we manage through the crisis. In the meantime, we are taking prudent steps to deliver stable and dependable performance now and into the future."

Guidance and goals expressed in this press release are on a currency-neutral basis, and adjusted to exclude restructuring charges, mark-to-market adjustments of pensions (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded) and various financial instruments, and other costs impacting comparability. Organic basis also excludes acquisitions, divestitures, and differences in shipping days. Expected net sales, margins, operating profit, and earnings per share are provided on a non-GAAP basis only because certain information necessary to calculate such measures on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company. Please refer to the "Non-GAAP Financial Measures" section included later in this press release for a further discussion of our use of non-GAAP measures, including quantification of known expected adjustment items. The company will use the term "low single digit" to refer to percent changes of up to 3%, "mid single-digit" to refer to percent changes between 4% and 6%, "high single-digit" to refer to percent changes between 7% up to 10%, and "double-digit" to refer to percent changes of 10% or more.

Financial Summary:	Quarter ended
(millions, except per share data)	March 28, 2020	March 30, 2019	% Change
Reported Net Sales	$3,412	$3,522	(3.1)%
Organic Net Sales *	$3,464	$3,208	8.0%

Reported Operating Profit	$459	$381	20.7%
Adjusted Operating Profit *	$439	$465	(5.7)%
Currency-Neutral Adjusted Operating Profit *	$445	$465	(4.4)%

Reported Diluted Earnings Per Share	$1.01	$0.82	23.2%
Adjusted Diluted Earnings Per Share *	$0.99	$1.01	(2.0)%
Currency-Neutral Adjusted Diluted Earnings Per Share *	$1.00	$1.01	(1.0)%
* Non-GAAP financial measure. See "Non-GAAP Financial Measures" section and "Reconciliation of Non-GAAP Amounts" tables within this release for important information regarding these measures.
First Quarter Consolidated Results
Kellogg’s first quarter 2020 GAAP (or "reported") net sales decreased by approximately 3% year on year, reflecting the impact of a recent divestiture. Specifically, the absence of results in the quarter from the late July 2019 divestiture of the Company's cookies, fruit snacks, pie crusts, and ice cream cones businesses pulled down net sales by over 9%, while adverse currency translation negatively impacted net sales by nearly 2%. On an organic basis, which excludes the impact of divestiture and currency, the Company's net sales increased by 8%. It is estimated that slightly more than half of the growth in the first quarter was attributable to elevated consumer purchases during the global COVID-19 pandemic, with the balance of this growth reflecting momentum in the underlying business across regions and categories.
Reported operating profit in the first quarter increased by approximately 21% versus the year-ago quarter, aided by a favorable swing in mark-to-market adjustments and lower business and portfolio realignment charges. On an adjusted basis, which excludes these mark-to-market adjustments and charges, operating profit decreased by approximately 6%, owing primarily to the absence of the divested businesses' results, as well as unfavorable currency translation. Excluding currency translation, adjusted operating profit declined by approximately 4%, as the absence of results of the divested businesses, which were seasonally weighted to the first half of the year, more than offset strong growth in the remaining businesses.
Reported earnings per share increased by approximately 23% from the prior-year quarter, owing primarily to favorable swing in mark-to-market adjustments and lower business and portfolio realignment charges. On an adjusted basis, earnings per share declined by about 2%, due to the absence of results from the divested businesses, as well as adverse currency translation. On a currency-neutral basis, adjusted earnings per share declined approximately 1%, as the divestiture impact more than offset growth in the remaining businesses.
Net cash from operating activities was $391 million, increasing significantly year on year due to lower charges for business and portfolio realignment and less expansion of working capital. Capital expenditure decreased year on year, reflecting timing of investment during the year. As a result, cash flow, defined as cash from net operating activities less capital expenditure, was $279 million in the first quarter of 2020, up significantly from an outflow of $(78) million in the year-earlier quarter.

First Quarter Business Performance
Please refer to the segment tables in the back of this document.
During the quarter, the most significant development was the outbreak of the COVID-19 virus, and efforts to contain it. To ensure the health and well being of employees, Kellogg Company implemented travel and meetings restrictions and work-from-home policies, while investing in safety supplies and protocols in manufacturing facilities, distribution centers, and across the sales organization. To keep up with suddenly increased demand for its products amidst stay-at-home guidelines around the world, the Company increased production, focusing on fewer items, and investing in its employees, warehousing space, and transportation. Meantime, the Company and its charitable funds aided communities, donating more than $10 million in cash and food.
Kellogg North America’s reported net sales in the first quarter decreased by 8% primarily due to the absence of results from the divested businesses. On an organic basis, net sales grew 6%, due to a combination of underlying business growth and increased shipments to meet growing demand for packaged food amidst COVID-19 stay-at-home guidelines. This organic net sales was driven by accelerated consumption growth across the Company's key categories and brands. Kellogg North America's reported operating profit declined 4%, reduced by the absence of results from the businesses divested in July 2019, which were seasonally weighted to the first half of the year. On a currency-neutral adjusted basis, which excludes a year-on-year reduction of one-time charges, operating profit declined by approximately 7%, as the divestiture impact more than offset growth in the remaining business. This growth was driven by continuing momentum and consumers stocking up on packaged foods that produced strong net sales, partially offset by increased brand building investment and incremental costs related to safety and increased production and distribution.
Kellogg Europe recorded a 6% increase in reported net sales which included unfavorable currency translation of nearly 3% as the U.S. dollar strengthened in the quarter. On an organic basis, net sales increased by nearly 9%, due to strong underlying momentum augmented by consumers stocking up on packaged foods during the global pandemic. Kellogg Europe's operating profit increased 16% on a reported basis, due to a reduction in restructuring charges and higher net sales, partially offset by increased brand building investment. On a currency-neutral adjusted basis, operating profit increased by nearly 7%.
Kellogg Latin America delivered a 1% increase in reported net sales, despite significant negative currency translation. On an organic basis, net sales increased by 11%, reflecting good underlying momentum and aided late in the quarter by consumers stocking up on packaged foods amidst the pandemic. Operating profit increased by 7% aided by lower restructuring charges, and despite negative currency translation. On a currency-neutral adjusted basis, operating profit increased by 4% driven by higher net sales.
Kellogg Asia Pacific, Middle East and Africa ("AMEA") reported net sales growth of 10%, despite negative currency translation. On an organic basis, net sales increased by 13%, led by momentum in emerging markets, notably Nigeria, and aided by consumers stocking up during the pandemic in Australia, New Zealand, Japan, and South Africa. Kellogg AMEA recorded a 3% decrease in reported operating profit, largely due to higher charges and adverse foreign currency translation. On a currency-neutral adjusted basis, its operating profit grew 5%, reflecting the increased net sales.

Kellogg Affirms Full-Year Financial Guidance
Kellogg Company affirmed its full-year financial guidance, with sales and profit delivery shifting toward the first half of the year. Specifically, these guidance ranges remain:

•	Organic net sales growth of +1-2%.

•	Adjusted operating profit on a currency-neutral basis decline of approximately (4)%, as the absence of results from divested businesses more than offsets growth in the base business.

•	Adjusted earnings per share, on a currency-neutral basis, decline of (3) to (4)%, as the absence of results from divested businesses more than offsets growth in the base business.

•
Cash provided by operating activities is projected to be $1.5 to $1.6 billion. Capital expenditures are expected to be approximately $0.6 billion. Cash flow, defined as cash provided by operating activities reduced by capital expenditures, continues to be projected at $0.9 to $1.0 billion.

Excluded from this guidance are significant supply chain or other market disruptions related to the pandemic or global economy.

Conference Call / Webcast
Kellogg will host a conference call to discuss results and outlook on Thursday, April 30, 2020 at 9:30 a.m. Eastern Time. The conference call and accompanying presentation slides will be broadcast live over the Internet at http://investor.kelloggs.com. Analysts and institutional investors may participate in the Q&A session by dialing (855) 209-8258 in the U.S., and (412) 542-4104 outside of the U.S. Members of the media and the public are invited to attend in a listen-only mode. Information regarding the rebroadcast is available at http://investor.kelloggs.com.

About Kellogg Company
At Kellogg Company (NYSE: K), we strive to enrich and delight the world through foods and brands that matter. Our beloved brands include Pringles®, Cheez-It®, Special K®, Kellogg's Frosted Flakes®, Pop-Tarts®, Kellogg's Corn Flakes®, Rice Krispies®, Eggo®, Mini-Wheats®, Kashi®, RXBAR® and more. Net sales in 2019 were approximately $13.6 billion, comprised principally of snacks and convenience foods like cereal and frozen foods. Kellogg brands are beloved in markets around the world. We are also a company with Heart & Soul, committed to creating Better Days for 3 billion people by the end of 2030 through our Kellogg’s® Better Days global purpose platform. Visit www.KelloggCompany.com or www.OpenforBreakfast.com.

Non-GAAP Financial Measures
This filing includes non-GAAP financial measures that we provide to management and investors that exclude certain items that we do not consider part of on-going operations. Items excluded from our non-GAAP financial measures are discussed in the "Significant items impacting comparability" section of this filing. Our management team consistently utilizes a combination of GAAP and non-GAAP financial measures to evaluate business results, to make decisions regarding the future direction of our business, and for resource allocation decisions, including incentive compensation. As a result, we believe the presentation of both GAAP and non-GAAP financial measures provides investors with increased transparency into financial measures used by our management team and improves investors’ understanding of our underlying operating performance and in their analysis of ongoing operating trends. All historic non-GAAP financial measures have been reconciled with the most directly comparable GAAP financial measures.

Non-GAAP financial measures used include currency-neutral and organic net sales, adjusted and currency-neutral adjusted operating profit, adjusted and currency-neutral adjusted diluted EPS, currency-neutral adjusted gross profit, currency-neutral adjusted gross margin, adjusted other income (expense), adjusted effective income tax rate, net debt and cash flow. We determine currency-neutral results by dividing or multiplying, as appropriate, the current-period local currency operating results by the currency exchange rates used to translate our financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period. These non-GAAP financial measures may not be comparable to similar measures used by other companies.

•
Currency-neutral net sales and organic net sales: We adjust the GAAP financial measure to exclude the impact of foreign currency, resulting in currency-neutral net sales. In addition, we exclude the impact of acquisitions, divestitures, foreign currency, and differences in shipping days resulting in organic net sales. We excluded the items which we believe may obscure trends in our underlying net sales performance. By providing these non-GAAP net sales measures, management intends to provide investors with a meaningful, consistent comparison of net sales performance for the Company and each of our reportable segments for the periods presented. Management uses these non-GAAP measures to evaluate the effectiveness of initiatives behind net sales growth, pricing realization, and the impact of mix on our business results. These non-GAAP measures are also used to make decisions regarding the future direction of our business, and for resource allocation decisions.

•
Adjusted operating profit and diluted EPS: We adjust the GAAP financial measures to exclude the effect of restructuring programs, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodities and certain foreign currency contracts, multi-employer pension plan exit liabilities, the gain on the divestiture of our cookies, fruit snacks, pie crusts, and ice cream cone businesses, and other costs impacting comparability. We excluded the items which we believe may obscure trends in our underlying profitability. By providing these non-GAAP profitability measures, management intends to provide investors with a meaningful, consistent comparison of the Company's profitability measures for the periods presented. Management uses these non-GAAP financial measures to evaluate the effectiveness of initiatives intended to improve profitability, as well as to evaluate the impacts of inflationary pressures and decisions to invest in new initiatives within each of our segments.

•
Currency-neutral adjusted gross profit, gross margin, operating profit, and diluted EPS: We adjust the GAAP financial measures to exclude the effect of restructuring programs, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodities and certain foreign currency contracts, multi-employer pension plan exit liabilities, the gain on the divestiture of our cookies, fruit snacks, pie crusts, and ice cream cone businesses, other costs impacting comparability, and foreign currency, resulting in currency-neutral adjusted. We excluded the items which we believe may obscure trends in our underlying profitability. By providing these non-GAAP profitability measures, management intends to provide investors with a meaningful, consistent comparison of the Company's profitability measures for the periods presented. Management uses these non-GAAP financial measures to evaluate the effectiveness of initiatives intended to improve profitability, as well as to evaluate the impacts of inflationary pressures and decisions to invest in new initiatives within each of our segments.

•
Adjusted Other income (expense), net: We adjust the GAAP financial measure to exclude the effect of restructuring programs, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), the gain on the divestiture of our selected cookies, fruit snacks, pie crusts, and ice cream cone businesses, and other costs impacting comparability. We excluded the items which we believe may obscure trends in our underlying profitability. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company's Other income (expense), net, excluding the impact of the items noted above, for the periods presented. Management uses these non-GAAP financial measures to evaluate the effectiveness of initiatives intended to improve profitability.

•
Adjusted effective income tax rate: We adjust the GAAP financial measures to exclude the effect of restructuring programs, mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodities and certain foreign currency contracts, multi-employer pension plan exit liabilities, the gain on the divestiture of our selected cookies, fruit snacks, pie crusts, and ice cream cone businesses, and other costs impacting comparability. We excluded the items which we believe may obscure trends in our pre-tax income, the related tax effect of those items, and other impacts to tax expense, including U.S. Tax Reform and certain out-of-period adjustments, on our adjusted effective income tax rate. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the Company's effective tax rate, excluding the pre-tax income and tax effect of the items noted above, for the periods presented. Management uses this non-GAAP measure to monitor the effectiveness of initiatives in place to optimize our global tax rate.

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Net debt: Defined as the sum of long-term debt, current maturities of long-term debt and notes payable, less cash and cash equivalents. With respect to net debt, cash and cash equivalents are subtracted from the GAAP measure, total debt liabilities, because they could be used to reduce the Company’s debt obligations. Company management and investors use this non-GAAP measure to evaluate changes to the Company's capital structure and credit quality assessment.

•
Cash flow: Defined as net cash provided by operating activities reduced by expenditures for property additions. Cash flow does not represent the residual cash flow available for discretionary expenditures. We use this non-GAAP financial measure of cash flow to focus management and investors on the amount of cash available for debt repayment, dividend distributions, acquisition opportunities, and share repurchases once all of the Company’s business needs and obligations are met. Additionally, certain performance-based compensation includes a component of this non-GAAP measure.

These measures have not been calculated in accordance with GAAP and should not be viewed as a substitute for GAAP reporting measures.

Forward-looking guidance for organic net sales, currency-neutral adjusted operating profit, currency-neutral diluted EPS, and cash flow is included in this press release. Guidance for organic net sales excludes the impact of foreign currency translation, acquisitions, divestitures, and differences in shipping days. Guidance for operating profit excludes the impact of costs related to restructuring programs, mark-to-market adjustments (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), multi-employer pension plan exit liabilities, and other items that could affect comparability, and foreign currency translation. Guidance for earnings per share excludes the impact of costs related to restructuring programs, mark-to-market adjustments (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), multi-employer pension plan exit liabilities, the gain on the divestiture of selected cookies fruit snacks, pie crusts, and ice cream cone businesses, and other items that could affect comparability, and foreign currency translation. We have provided these non-GAAP measures for future guidance for the same reasons that were outlined above for historical non-GAAP measures.

We are unable to reasonably estimate the potential full-year financial impact of mark-to-market adjustments because these impacts are dependent on future changes in market conditions (interest rates, return on assets, and commodity prices). Similarly, because of volatility in foreign exchange rates and shifts in country mix of our international earnings, we are unable to reasonably estimate the potential full-year financial impact of foreign currency translation.

As a result, these impacts are not included in the guidance provided. Therefore, we are unable to provide a full reconciliation of these non-GAAP measures used in our guidance without unreasonable effort as certain information necessary to calculate such measure on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company.

    See the table below that outlines the projected impact of certain other items that are excluded from non-GAAP guidance for 2020:

Impact of certain items excluded from Non-GAAP guidance:	Net Sales	Operating Profit	Earnings Per Share
Business and portfolio realignment (pre-tax)		~$60-$70M	~$0.17-$0.20
Income tax impact applicable to adjustments, net**			~$0.04
Currency-neutral adjusted guidance*	(2)-0%	~(4)%	(3)%-(4)%
Absence of results from divested businesses	~4%
53rd Week	(1)-(2)%
Organic guidance*	1-2%
* 2020 full year guidance for net sales, operating profit, and earnings per share are provided on a non-GAAP basis only because certain information necessary to calculate such measures on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company. These items for 2020 include impacts of mark-to-market adjustments for pension plans (service cost, interest cost, expected return on plan assets, and other net periodic pension costs are not excluded), commodities and certain foreign currency contracts. The Company is providing quantification of known adjustment items where available.

** Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.

Reconciliation of Non-GAAP amounts - Cash Flow Guidance
(billions)
Full Year 2020
Net cash provided by (used in) operating activities	$1.5-$1.6
Additions to properties	~($0.6)
Cash Flow	$0.9-$1.0

Forward-Looking Statements Disclosure
This news release contains, or incorporates by reference, “forward-looking statements” with projections concerning, among other things, the Company’s restructuring programs, the integration of acquired businesses, the Company’s strategy, and the Company’s sales, earnings, margin, operating profit, costs and expenditures, interest expense, tax rate, capital expenditure, dividends, cash flow, debt reduction, share repurchases, costs, charges, rates of return, brand building, ROIC, working capital, growth, new products, innovation, cost reduction projects, workforce reductions, savings, and competitive pressures. Forward looking statements include predictions of future results or activities and may contain the words “expects,” “believes,” “should,” “will,”

“anticipates,” “projects,” “estimates,” “implies,” “can,” or words or phrases of similar meaning. The Company’s actual results or activities may differ materially from these predictions.

The Company's future results could be affected by a variety of other factors, including uncertainty of the magnitude, duration, geographic reach, impact on the global economy and current and potential travel restrictions of the COVID-19 outbreak, the current, and uncertain future, impact of the COVID-19 outbreak on our business, growth, reputation, prospects, financial condition, operating results (including components of our financial results), and cash flows and liquidity, the expected benefits and costs of the divestiture of selected cookies, fruit and fruit flavored-snacks, pie crusts, and ice-cream cones businesses of the Company, the risk that disruptions from the divestiture will divert management's focus or harm the Company’s business, risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects, risks associated with the Company’s provision of transition services to the divested businesses post-closing, the ability to implement restructurings as planned, whether the expected amount of costs associated with restructurings will differ from forecasts, whether the Company will be able to realize the anticipated benefits from restructurings in the amounts and times expected, the ability to realize the anticipated benefits and synergies from business acquisitions in the amounts and at the times expected, the impact of competitive conditions, the effectiveness of pricing, advertising, and promotional programs; the success of innovation, renovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles, the success of productivity improvements and business transitions, commodity and energy prices, transportation costs, labor costs, disruptions or inefficiencies in supply chain, the availability of and interest rates on short-term and long-term financing, actual market performance of benefit plan trust investments, the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses, and other general and administrative costs, changes in consumer behavior and preferences, the effect of U.S. and foreign economic conditions on items such as interest rates, statutory tax rates, currency conversion and availability, legal and regulatory factors including changes in food safety, advertising and labeling laws and regulations, the ultimate impact of product recalls; business disruption or other losses from war, terrorist acts or political unrest; and other items.

Additional information concerning these and other factors can be found in the Company's filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.
Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update them publicly.
[Kellogg Company Financial News]

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME
(millions, except per share data)

	Quarter ended
(Results are unaudited)	March 28, 2020	March 30, 2019
Net sales	$3,412	$3,522
Cost of goods sold	2,268	2,415
Selling, general and administrative expense	685	726
Operating profit	459	381
Interest expense	64	74
Other income (expense), net	51	52
Income before income taxes	446	359
Income taxes	94	72
Earnings (loss) from unconsolidated entities	(2)	(2)
Net income	350	285
Net income attributable to noncontrolling interests	3	3
Net income attributable to Kellogg Company	$347	$282
Per share amounts:
Basic earnings	$1.01	$0.82
Diluted earnings	$1.01	$0.82
Average shares outstanding:
Basic	342	342
Diluted	344	343
Actual shares outstanding at period end	343	340

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(millions)

	Quarter ended
(unaudited)	March 28, 2020	March 30, 2019
Operating activities
Net income	$350	$285
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	117	124
Postretirement benefit plan expense (benefit)	(39)	(38)
Deferred income taxes	8	7
Stock compensation	19	13
Other	(11)	(8)
Postretirement benefit plan contributions	(6)	(5)
Changes in operating assets and liabilities, net of acquisitions:
Trade receivables	(194)	(229)
Inventories	1	12
Accounts payable	44	(16)
All other current assets and liabilities	102	(75)
Net cash provided by (used in) operating activities	391	70
Investing activities
Additions to properties	(112)	(148)
Acquisition of cost method investments	(3)	—
Purchases of available for sale securities	(65)	(7)
Sales of available for sale securities	5	7
Other	(27)	(15)
Net cash provided by (used in) investing activities	(202)	(163)
Financing activities
Net issuances (reductions) of notes payable	549	429
Reductions of long-term debt	(3)	—
Net issuances of common stock	46	7
Common stock repurchases	—	(220)
Cash dividends	(195)	(192)
Collateral received on derivative instruments	80	—
Net cash provided by (used in) financing activities	477	24
Effect of exchange rate changes on cash and cash equivalents	(47)	20
Increase (decrease) in cash and cash equivalents	619	(49)
Cash and cash equivalents at beginning of period	397	321
Cash and cash equivalents at end of period	$1,016	$272

Kellogg Company and Subsidiaries
CONSOLIDATED BALANCE SHEET
(millions, except per share data)

	March 28, 2020	December 28, 2019
	(unaudited)	*
Current assets
Cash and cash equivalents	$1,016	$397
Accounts receivable, net	1,748	1,576
Inventories	1,189	1,226
Other current assets	337	232
Total current assets	4,290	3,431
Property, net	3,440	3,612
Operating lease right-of-use assets	596	541
Goodwill	5,772	5,861
Other intangibles, net	2,503	2,576
Investments in unconsolidated entities	402	404
Other assets	1,237	1,139
Total assets	$18,240	$17,564
Current liabilities
Current maturities of long-term debt	$626	$620
Notes payable	657	107
Accounts payable	2,329	2,387
Current operating lease liabilities	112	114
Accrued advertising and promotion	672	641
Other current liabilities	1,199	909
Total current liabilities	5,595	4,778
Long-term debt	7,163	7,195
Operating lease liabilities	474	433
Deferred income taxes	592	596
Pension liability	689	705
Other liabilities	515	543
Commitments and contingencies
Equity
Common stock, $.25 par value	105	105
Capital in excess of par value	911	921
Retained earnings	8,010	7,859
Treasury stock, at cost	(4,625)	(4,690)
Accumulated other comprehensive income (loss)	(1,727)	(1,448)
Total Kellogg Company equity	2,674	2,747
Noncontrolling interests	538	567
Total equity	3,212	3,314
Total liabilities and equity	$18,240	$17,564
 * Condensed from audited financial statements.

Kellogg Company and Subsidiaries
Adjustments to Reconcile Reported Results to Currency-Neutral Adjusted Results
(millions, except per share data)

	Quarter ended March 28, 2020
(Results are unaudited)	Cost of goods sold	Selling, general and administrative expense	Operating profit	Other income (expense)	Income taxes	Net income (loss) attributable to Kellogg	Per share amount: Diluted
Mark-to-market (pre-tax)	$(22)	$(4)	$26	$(14)	$—	$12	$0.04
Business and portfolio realignment (pre-tax)	—	6	(6)	—	—	(6)	(0.02)
Income tax impact applicable to adjustments, net*	—	—	—	—	—	—	—
Foreign currency impact	(35)	(11)	(6)	(1)	(3)	(4)	(0.01)
Adjustments to adjusted basis	$(57)	$(10)	$14	$(15)	$(2)	$2	$0.01

	Quarter ended March 30, 2019
(Results are unaudited)	Cost of goods sold	Selling, general and administrative expense	Operating profit	Other income (expense)	Income taxes	Net income (loss) attributable to Kellogg	Per share amount: Diluted
Mark-to-market (pre-tax)	$42	$—	$(42)	$1	$—	$(41)	$(0.12)
Project K (pre-tax)	6	2	(8)	—	—	(8)	(0.02)
Brexit impacts (pre-tax)	3	—	(3)	—	—	(3)	(0.01)
Business and portfolio realignment (pre-tax)	4	27	(31)	—	—	(31)	(0.09)
Income tax impact applicable to adjustments, net*	—	—	—	—	(19)	19	0.05
Adjustments to adjusted basis	$55	$29	$(85)	$1	$(19)	$(65)	$(0.20)
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.
*Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Net Sales to Organic Net Sales

Quarter ended March 28, 2020
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported net sales	$2,097	$526	$226	$562	$—	$3,412
Foreign currency impact on total business (inc)/dec	(2)	(13)	(20)	(17)	—	(52)
Organic net sales	$2,099	$540	$246	$579	$—	$3,464

Quarter ended March 30, 2019
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported net sales	$2,289	$497	$225	$511	$—	$3,522
Divestitures	311	—	2	—	—	313
Organic net sales	$1,978	$497	$222	$511	$—	$3,208

% change - 2020 vs. 2019:
Reported growth	(8.4)%	5.9%	0.8%	10.0%	—%	(3.1)%
Foreign currency impact on total business (inc)/dec	(0.1)%	(2.7)%	(8.9)%	(3.3)%	—%	(1.5)%
Currency-neutral growth	(8.3)%	8.6%	9.7%	13.3%	—%	(1.6)%
Divestitures	(14.4)%	—%	(1.2)%	—%	—%	(9.6)%
Organic growth	6.1%	8.6%	10.9%	13.3%	—%	8.0%
Volume (tonnage)	5.0%	9.3%	10.2%	13.9%	—%	8.4%
Pricing/mix	1.1%	(0.7)%	0.7%	(0.6)%	—%	(0.4)%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Gross Profit to Currency-Neutral Adjusted Gross Profit

	Quarter ended
	March 28, 2020	March 30, 2019
Reported gross profit	$1,144	$1,107
Mark-to-market	22	(42)
Project K	—	(6)
Brexit impacts	—	(3)
Business and portfolio realignment	—	(4)
Foreign currency impact	(17)	—
Currency-neutral adjusted gross profit	$1,140	$1,162
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Gross Margin to Currency-Neutral Adjusted Gross Margin

	Quarter ended
	March 28, 2020	March 30, 2019
Reported gross margin	33.5%	31.4%
Mark-to-market	0.6%	(1.2)%
Project K	—%	(0.2)%
Brexit impacts	—%	(0.1)%
Business and portfolio realignment	—%	(0.1)%
Foreign currency impact	—%	—%
Currency-neutral adjusted gross margin	32.9%	33.0%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Operating Profit to Currency-Neutral Adjusted Operating Profit

Quarter ended March 28, 2020
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported operating profit	$366	$69	$22	$46	$(44)	$459
Mark-to-market	—	—	—	—	26	26
Business and portfolio realignment	1	(1)	—	(2)	(3)	(6)
Adjusted operating profit	$366	$70	$22	$48	$(67)	$439
Foreign currency impact	—	(2)	(1)	(3)	—	(6)
Currency-neutral adjusted operating profit	$366	$72	$23	$51	$(67)	$445

Quarter ended March 30, 2019
(millions)	North America	Europe	Latin America	AMEA	Corporate	Kellogg Consolidated
Reported operating profit	$380	$60	$21	$47	$(127)	$381
Mark-to-market	—	—	—	—	(42)	(42)
Project K	(4)	(1)	(2)	(1)	—	(8)
Brexit impacts	—	(3)	—	—	—	(3)
Business and portfolio realignment	(11)	(4)	—	—	(16)	(31)
Adjusted operating profit	$395	$67	$22	$48	$(68)	$465

% change - 2020 vs. 2019:
Reported growth	(3.7)%	16.4%	6.9%	(3.1)%	65.4%	20.7%
Mark-to-market	—%	—%	—%	—%	48.5%	18.4%
Project K	0.9%	1.8%	8.2%	2.3%	—%	1.8%
Brexit impacts	—%	5.5%	—%	—%	—%	0.7%
Business and portfolio realignment	2.9%	4.8%	—%	(4.9)%	15.7%	5.5%
Adjusted growth	(7.5)%	4.3%	(1.3)%	(0.5)%	1.2%	(5.7)%
Foreign currency impact	(0.1)%	(2.3)%	(5.6)%	(5.5)%	(0.2)%	(1.3)%
Currency-neutral adjusted growth	(7.4)%	6.6%	4.3%	5.0%	1.4%	(4.4)%
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Income Taxes to Adjusted Income Taxes and Reported Effective Tax Rate to Adjusted Effective Tax Rate

	Quarter ended
	March 28, 2020	March 30, 2019
Reported income taxes	$94	$72
Mark-to-market	3	(12)
Project K	—	—
Brexit impacts	—	—
Business and portfolio realignment	(3)	(7)
Adjusted income taxes	$94	$91
Reported effective tax rate	21.1%	20.0%
Mark-to-market	0.2%	(0.8)%
Project K	—%	0.4%
Brexit impacts	—%	0.1%
Business and portfolio realignment	(0.4)%	(0.2)%
Adjusted effective tax rate	21.3%	20.5%
Note: Tables may not foot due to rounding
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Diluted Earnings Per Share to Currency-Neutral Adjusted Diluted Earnings Per Share

	Quarter ended
	March 28, 2020	March 30, 2019
Reported EPS	$1.01	$0.82
Mark-to-market (pre-tax)	0.04	(0.12)
Project K (pre-tax)	—	(0.02)
Brexit impacts (pre-tax)	—	(0.01)
Business and portfolio realignment (pre-tax)	(0.02)	(0.09)
Income tax impact applicable to adjustments, net*	—	0.05
Adjusted EPS	$0.99	$1.01
Foreign currency impact	(0.01)	—
Currency-neutral adjusted EPS	$1.00	$1.01
Note: Tables may not foot due to rounding.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.
*Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Net Sales Growth to Currency-Neutral Net Sales Growth
North America

Net sales % change - first quarter 2020 vs. 2019:
North America	Reported Net Sales	Foreign Currency	Currency-Neutral Net Sales	Divestitures	Organic Net Sales
Snacks	(17.3)%	(0.1)%	(17.2)%	(28.0)%	10.8%
Cereal	2.7%	(0.2)%	2.9%	—%	2.9%
Frozen	8.4%	(0.2)%	8.6%	—%	8.6%

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Net Debt

(millions, unaudited)	March 28, 2020	March 30, 2019
Notes payable	$657	$605
Current maturities of long-term debt	626	509
Long-term debt	7,163	8,183
Total debt liabilities	8,446	9,297
Less:
Cash and cash equivalents	(1,016)	(272)
Net debt	$7,430	$9,025

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Cash Flow to Kellogg Defined Cash Flow

	Quarter ended
(millions, unaudited)	March 28, 2020	March 30, 2019
Operating activities
Net Income	$350	$285
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	117	124
Postretirement benefit plan expense (benefit)	(39)	(38)
Deferred income taxes	8	7
Stock compensation	19	13
Other	(11)	(8)
Postretirement benefit plan contributions	(6)	(5)
Changes in operating assets and liabilities, net of acquisitions:
Trade receivables	(194)	(229)
Inventories	1	12
Accounts payable	44	(16)
All other current assets and liabilities	102	(75)

Net cash provided by (used in) operating activities	391	70
Less:
Additions to properties	(112)	(148)
Cash flow (operating cash flow less property additions) (a)	$279	$(78)
(a) Cash flow is defined as net cash provided by operating activities less capital expenditures. We use this non-GAAP financial measure to focus management and investors on the amount of cash available for debt repayment, dividend distributions, acquisition opportunities and share repurchase.

Significant items impacting comparability

Mark-to-market accounting for pension plans, commodities and certain foreign currency contracts
We recognize mark-to-market adjustments for pension plans, commodity contracts, and certain foreign currency contracts as incurred. Actuarial gains/losses for pension plans are recognized in the year they occur. Changes between contract and market prices for commodities contracts and certain foreign currency contracts result in gains/losses that are recognized in the quarter they occur. We recorded a pre-tax mark-to-market benefit of $12 million for the quarter ended March 28, 2020. Included within the aforementioned was a pre-tax mark-to-market expense for pension plans of $14 million for the quarter ended March 28, 2020. Additionally, we recorded a pre-tax mark-to-market expense of $41 million for the quarter ended March 30, 2019. Included within the aforementioned was a pre-tax mark-to-market expense for pension plans of $1 million for the quarter ended March 30, 2019.

Project K
As of the end of 2019, the Company has completed implementation of all Project K initiatives. We recorded pre-tax charges related to this program of $8 million for the quarter ended March 30, 2019.

Brexit impacts
During 2019, with the uncertainty of the United Kingdom's (U.K.) exit from the European Union (EU), commonly referred to as Brexit, we incurred certain costs to proactively prepare for the potential adverse impacts, such as delays at ports of entry and departure. As a result, we incurred pre-tax charges of $3 million for the quarter ended March 30, 2019.

Business and portfolio realignment
One-time costs related to reorganizations in support of our Deploy for Growth priorities and a reshaped portfolio; investments in enhancing capabilities prioritized by our Deploy for Growth strategy; and completed and prospective divestitures and acquisitions, including the divestiture of our cookies, fruit snacks, pie crusts, and ice-cream cone businesses. As a result, we incurred pre-tax charges, primarily related to reorganizations, of $6 million for the quarter ended March 28, 2020. We also recorded pre tax-charges of $31 million for the quarter ended March 30, 2019.

Divestitures
On July 28, 2019, the Company completed its sale of selected cookies, fruit and fruit-flavored snacks, pie crusts, and ice cream cones businesses to Ferrero for approximately $1.3 billion in cash, subject to a working capital adjustment mechanism. The operating results for these businesses were included primarily in our North America reportable segment, and to a lesser extent, Latin America, prior to the sale. Reported net sales for the divested businesses totaled $313 million for the quarter ended March 30, 2019.

Foreign currency translation
We evaluate the operating results of our business on a currency-neutral basis. We determine currency-neutral operating results by dividing or multiplying, as appropriate, the current-period local currency operating results by the currency exchange rates used to translate our financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.